As filed with the Securities and Exchange Commission on August 4, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

ALIGN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3267295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 North Scottsdale Road, Suite 1300 Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2010 Employee Stock Purchase Plan
(Full title of the plan)

Julie Coletti, Esq.
Senior Vice President, Chief Legal and Regulatory Officer
410 North Scottsdale Road, Suite 1300
Tempe, Arizona 85281
(Name and address of agent for service)

(602) 742-2000
(Telephone number, including area code, of agent for service)

Copy to:
Chris Fennell, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.0001 par value per share to be issued under the Amended and Restated 2010 Employee Stock Purchase Plan	2,000,000	$529.80	$1,059,593,000	$115,602

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)    Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $623.29 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Market on July 28, 2021. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the lesser of the fair market value of Common Stock on (a) the offering date or (b) the purchase date (as such terms are defined in the ESPP).

(3) The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$109.10 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0001091.

EXPLANATORY NOTE

In May 2010, the stockholders of Align Technology, Inc., a Delaware Corporation (the “Company”) approved the 2010 Employee Stock Purchase Plan (“ESPP”) with an initial share reserve of 2,400,000. In May 2021, the stockholders of the Company approved an amendment of the ESPP which further increased the number of shares of Common Stock reserved for issuance under the ESPP by 2,000,000 shares (the "Additional Shares"). As a result, the aggregate number of shares of Common Stock reserved for issuance under the ESPP is 4,400,000.

The Additional Shares are securities of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-168548) (the “Initial Form S-8”) was filed with the Securities and Exchange Commission (the “Commission”) on August 5, 2010. Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Initial Form S-8, except that the provisions contained in Part II of the Initial Form S-8 are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Document by Reference.

The following documents and information previously filed with the Commission are incorporated by reference in this Registration Statement:

a.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021 ("Annual Report"), including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2021,pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b.The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 5, 2021 and for the quarter ended June 30, 2021, filed with the Commission on August 4, 2021;

c.The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the Exchange Act on May 3, 2021, May 13, 2021, May 18, 2021, May 20, 2021, June 24, 2021 and August 2, 2021; and

d.The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement No. 000-32259 on Form 8-A filed with the Commission on January 25, 2001, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated 2010 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed May 20, 2021)
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
23.2*	Consent of Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (contained in signature page).
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on the 4th day of August 2021.

ALIGN TECHNOLOGY, INC.

By:	/s/ Julie Coletti
Julie Coletti Senior Vice President, Chief Legal and Regulatory Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Julie Coletti and Joseph M. Hogan as her or his attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or her or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ JOSEPH M. HOGAN	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2021
Joseph M. Hogan

/S/ JOHN F. MORICI	Chief Financial Officer and Senior Vice President, Global Finance (Principal Financial Officer and Principal Accounting Officer)	August 4, 2021
John F. Morici

/S/ KEVIN J. DALLAS	Director	August 4, 2021
Kevin J. Dallas

/S/ JOSEPH LACOB	Director	August 4, 2021
Joseph Lacob

/S/ C. RAYMOND LARKIN, JR.	Director	August 4, 2021
C. Raymond Larkin, Jr.

/S/ GEORGE J. MORROW	Director	August 4, 2021
George J. Morrow

/S/ ANNE M. MYONG	Director	August 4, 2021
Anne M. Myong

/S/ ANDREA L. SAIA	Director	August 4, 2021
Andrea L. Saia

/S/ GREG J. SANTORA	Director	August 4, 2021
Greg J. Santora

/S/ SUSAN E. SIEGEL	Director	August 4, 2021
Susan E. Siegel

/S/ WARREN S. THALER	Director	August 4, 2021
Warren S. Thaler